PERIOD CERTAIN AND

                         PARTIAL LIQUIDATION ENDORSEMENT


This Endorsement modifies and forms a part of the Contract to which it is attached. The Effective Date is the Effective Date shown on the Contract Schedule of the Contract to which this Endorsement is attached. In the case of a conflict with any provision in the contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract as set forth below:

The ANNUITY OPTIONS section is deleted and replaced with the following:

ANNUITY OPTIONS - This Contract provides an Annuity under any of the Annuity Options described below, provided the Annuitant or any Joint Annuitant is alive on the Income Date. The Annuity Option selected is shown on the Contract Schedule. Once selected the option is irrevocable. The amount of each payment depends upon the Annuity Option chosen and, for Annuity Options 1-5, the Annuitant's and any Joint Annuitant's Age on the Annuity Calculation Date. Additionally, annuity payments under all Options will vary with the investment experience of the sub-accounts of the Variable Account and may be either higher or lower than the first payment.

The following Annuity Option is to be added to the "Annuity Provisions" section on page 6 of the contract immediately preceding DETERMINATION OF ANNUITY
PAYMENTS:

        OPTION 6 - SPECIFIED PERIOD CERTAIN ANNUITY - Monthly annuity payments are paid for a specified period of time. The Specified Period Certain is elected by the Contract Owner and must be specified as a whole number of years from 5 to 30. If at the time of the last death of the Annuitant and any Joint Annuitant, the annuity payments actually made have been for less than the Specified Period Certain, then annuity payments will be continued thereafter to the Beneficiary for the remainder of the Specified Period Certain. A withdrawal may be made at least once per contract year up to the Total Withdrawal Value in the Contract. The Total Withdrawal Value is equal to the present value of the remaining annuity payments, to the end of the Specified Period Certain, commuted at the Assumed Investment Return less a commutation fee. The commutation fee is a percentage of the amount withdrawn as shown on the Contract Schedule. We reserve the right to restrict the amount of a partial withdrawal to a minimum of $2,500 and a maximum amount that would result in the remaining Total Withdrawal Value of the contract as shown on the Contract Schedule after the partial withdrawal is processed. Partial withdrawals will be processed on the next Annuity Calculation Date following your written request. The company will require the return of the contract prior to the payment of the entire commuted value.

Additionally, the following contract Provision is to be added following the "Annuity Provisions" section, directly preceding the PROCEEDS PAYABLE AT DEATH section of the Contract.

                          PARTIAL LIQUIDATION PROVISION

        This provision will apply under Annuity Options 2 and 4. During the lifetime of the Annuitant(s) and while the number of annuity payments made is less than the guaranteed number of payments elected, the Contract Owner may request a withdrawal representing a partial liquidation of the Total Withdrawal Value. The Total Withdrawal Value is equal to the present value of the remaining guaranteed annuity payments, to the end of the period certain, commuted at the Assumed Investment Return less a commutation fee. The commutation fee is a charge collected by the company equal to a percentage of the Total Withdrawal Value liquidated as shown on the Contract Schedule. Partial Liquidations will be processed on the next Annuity Calculation Date following your written request.

        After a partial liquidation the subsequent monthly annuity payments during the guaranteed period certain will be reduced by the percentage of the Total Withdrawal Value liquidated, including the commutation fee. After the guaranteed number of payments has been paid the number of annuity units used in calculating the monthly payments will be restored to their original values as if no liquidations had taken place.

        PARTIAL LIQUIDATION PROVISION GUARANTEES - The Company guarantees to make this provision available to the Contract Owner at least once per contract year starting no later than the first Contract Anniversary. The total amount allowed to be liquidated as a cumulative percentage of the Total Withdrawal Value is guaranteed to be no less than 25%. The minimum allowable partial liquidation will be the lesser of $2,500 or the remaining portion of the Total Withdrawal Value available to be liquidated.

                  PREFERRED LIFE INSURANCE COMPANY OF NEW YORK

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                           Secretary                         President